Exhibit 4.13

Tenant: Adaptimmune, LLC
Premises: Two Commerce Square, 2001 Market Street, Philadelphia, PA, Suite 1700

LEASE

THIS LEASE (this “Lease”) is entered into as of June 8th, 2015, between PHILADELPHIA PLAZA - PHASE II, LP, a Pennsylvania limited partnership (“Landlord”), and ADAPTIMMUNE LLC, a Delaware limited liability company (“Tenant”).

IN CONSIDERATION of the mutual covenants below, and intending to be legally bound, Landlord and Tenant agree as follows:

1.              Key Lease Terms.

(a)         “Broker”: CBRE, Inc.

(b)         “Building”: Two Commerce Square, 2001 Market Street, Philadelphia, PA 19103

(c)          “Commencement Date”: August 1, 2015.  Landlord shall not be liable for any loss or damage to Tenant resulting from any delay in delivering possession due to the holdover of any existing tenant or other circumstances outside of Landlord’s reasonable control. Except as expressly set forth below, Landlord shall not be liable for any loss or damage to Tenant resulting from any delay in delivering possession due to the holdover of any existing tenant or other circumstances outside of Landlord’s reasonable control.  Notwithstanding the foregoing or anything to the contrary set forth in this Lease, in the event that Landlord fails to deliver possession of the Premises to Tenant on or before August 1, 2015, then (i) Tenant shall be entitled to an additional day-for-day abatement of Gross Rent (in addition to the Abatement Period) for each day between August 1, 2015 and the date on which possession is delivered, (ii) Tenant shall not be required to pay for any electricity costs (as set forth in paragraph 4 below) for any period prior to the actual date of delivery, and (iii) if delivery of possession has not occurred on or before October 1, 2015 (“Outside Delivery Date”), Landlord or Tenant shall have the right to terminate this Lease upon written notice delivered to the other party within ten (10) days after such Outside Delivery Date.

(d)         “Expiration Date”: 11:59 p.m. on August 31, 2017.

(e)          “Gross Rent”, plus all costs for electric service to the Premises.

TIME PERIOD	GROSS RENT PER R.S.F.	ANNUALIZED GROSS RENT	MONTHLY INSTALLMENT
8/1/15 – 8/31/15 “Abatement Period”	$0.00	$0.00	$0.00
“Fixed Rent Start Date” 9/1/15 - 8/31/16	$14.00	$416,822.00	$34,725.17
9/1/16 – 8/31/17	$14.50	$431,708.50	$35,975.70

“Abatement Period” means the period that begins on the Commencement Date and ends on the day immediately prior to the 1-month anniversary of the Commencement Date. Fixed Rent Start Date” means the day immediately following the end of the Abatement Period.

(f)           “Notice Addresses”:

If to Tenant:	If to Landlord:
Attn: Office Manager	Brandywine Operating Partnership, L.P.
Adaptimmune, LLC	Attn: Jeff DeVuono
Two Commerce Square, Suite 1700	555 East Lancaster Ave., Suite 100
2001 Market Street	Radnor, PA 19087
Philadelphia, PA 19103	Phone: 610-325-5600
Email for billing contact:	Email: jeff.devuono@bdnreit.com

with a copy to: Legal.Notices@bdnreit.com

(g)          “Premises”: Suite 1700 (the entire 17th floor), consisting of 29,773 rentable square feet in the Building, as shown on Exhibit A.

(h)         “Security Deposit”: $34,725.17.

(i)             “Tenant Improvements”: None. Tenant accepts the Premises in their “AS IS”, “WHERE IS” condition.

2.                                      Terms and Conditions. This Lease incorporates the Terms and Conditions, and all exhibits attached hereto, as if set forth in full in the body of this Lease. Capitalized terms used but not defined in the Terms and Conditions have the respective meanings given to them above.

3.                                      Early Occupancy.  Notwithstanding that the Term or Commencement Date may not have yet occurred, from and after the date on which the existing tenant of the Premises vacates and surrenders possession thereof (which date is anticipated to occur on or before July 6,

Rev. 2014

2015), Tenant, at Tenant’s own risk, expense and responsibility, shall have the right to access the Premises for the purpose of performing installing furniture, trade fixtures, cabling, equipment and similar items in the Premises (“Early Occupancy”) and the Commencement Date shall not be advanced in connection therewith, provided that Tenant acknowledges that all provisions of the Lease shall then be in full force and effect (except the obligation to pay Gross Rent or costs of electricity). In connection with such early access, Tenant shall follow the policies and safety directives of Landlord and Landlord’s contractor.

4.                                      Electricity Costs.  Commencing on the Commencement Date and continuing throughout the Term (and during any Early Occupancy), in addition to Gross Rent, Tenant shall pay to Landlord, as Additional Rent, all costs (without any markup) for electric for lights and plugs serving the Premises, which utilities are separately metered to the Premises based upon Tenant’s metered usage.

5.                                      Termination Option. Provided Tenant is the originally named Tenant (or a Permitted Transferee), Tenant is neither in default of this Lease (beyond applicable notice and cure periods) on the Termination Date (as defined below) nor has there previously been an Event of Default, and this Lease is in full force and effect, Tenant shall have the right to terminate this Lease effective as of 11:59 p.m. on the Termination Date, in accordance with and subject to each of the following terms and conditions (“Termination Option”). The “Termination Date” shall mean any day after the 18th full calendar month of the Term, as designated by Tenant in its Termination Notice (as defined below). If Tenant desires to exercise the Termination Option, Tenant shall give to Landlord no less than 30 days prior written notice of Tenant’s exercise of the Termination Option (“Termination Notice”). The Termination Notice shall be irrevocable. Time is of the essence with respect to the dates and deadlines set forth herein. Notwithstanding the foregoing, if at any time during the period on or after the date of the Termination Notice, up to and including the Termination Date, Tenant shall be in default of this Lease beyond applicable notice and cure periods, then Landlord may elect, but is not obligated, by written notice to Tenant to cancel and declare null and void Tenant’s exercise of the Termination Option, in which case this Lease shall continue in full force and effect for the full Term unaffected by Tenant’s exercise of the Termination Option. If Tenant timely and properly exercises the Termination Option in accordance with this paragraph and Landlord has not negated the effectiveness of Tenant’s exercise of the Termination Option pursuant to the preceding sentence, this Lease and the Term shall come to an end on the Termination Date with the same force and effect as if the Term were fixed to expire on such date, the Expiration Date shall be the Termination Date, and the terms and provisions of Section 14 shall apply.

6.              Confession of Judgment.

                                   (initial) AFTER AN EVENT OF DEFAULT OR THE EXPIRATION OF THE TERM, FOR THE PURPOSE OF OBTAINING POSSESSION OF THE PREMISES, TENANT HEREBY AUTHORIZES AND EMPOWERS THE PROTHONOTARY OR ANY ATTORNEY OF ANY COURT OF RECORD IN THE COMMONWEALTH OF PENNSYLVANIA OR ELSEWHERE, AS ATTORNEY FOR TENANT AND ALL PERSONS CLAIMING UNDER OR THROUGH TENANT, TO APPEAR FOR AND CONFESS JUDGMENT AGAINST TENANT FOR POSSESSION OF THE PREMISES, AND AGAINST ALL PERSONS CLAIMING UNDER OR THROUGH TENANT, IN FAVOR OF LANDLORD, FOR RECOVERY BY LANDLORD OF POSSESSION THEREOF, FOR WHICH THIS AGREEMENT OR A COPY HEREOF VERIFIED BY AFFIDAVIT, SHALL BE A SUFFICIENT WARRANT; AND THEREUPON A WRIT OF POSSESSION MAY IMMEDIATELY ISSUE FOR POSSESSION OF THE PREMISES, WITHOUT ANY PRIOR WRIT OR PROCEEDING WHATSOEVER AND WITHOUT ANY STAY OF EXECUTION. IF FOR ANY REASON AFTER SUCH ACTION HAS BEEN COMMENCED THE SAME SHALL BE TERMINATED AND THE POSSESSION OF THE PREMISES REMAINS IN OR IS RESTORED TO TENANT, LANDLORD SHALL HAVE THE RIGHT UPON ANY SUBSEQUENT EVENT OF DEFAULT TO CONFESS JUDGMENT IN ONE OR MORE FURTHER ACTIONS IN THE MANNER AND FORM SET FORTH ABOVE TO RECOVER POSSESSION OF SAID PREMISES FOR SUCH SUBSEQUENT EVENT OF DEFAULT. NO SUCH TERMINATION OF THIS LEASE, NOR TAKING, NOR RECOVERING POSSESSION OF THE PREMISES SHALL DEPRIVE LANDLORD OF ANY REMEDIES OR ACTION AGAINST TENANT FOR RENT OR FOR DAMAGES DUE OR TO BECOME DUE FOR THE BREACH OF ANY CONDITION OR COVENANT HEREIN CONTAINED, NOR SHALL THE BRINGING OF ANY SUCH ACTION FOR RENT, OR BREACH OF COVENANT OR CONDITION NOR THE RESORT TO ANY OTHER REMEDY HEREIN PROVIDED FOR THE RECOVERY OF RENT OR DAMAGES FOR SUCH BREACH BE CONSTRUED AS A WAIVER OF THE RIGHT TO INSIST UPON THE FORFEITURE AND TO OBTAIN POSSESSION IN THE MANNER HEREIN PROVIDED.

IN WITNESS WHEREOF, the parties hereto have executed this Lease under seal as of the day and year first-above stated.

LANDLORD:		TENANT:
PHILADELPHIA PLAZA - PHASE II, LP,		ADAPTIMMUNE, LLC
a Pennsylvania limited partnership
By: BRANDYWINE COMMERCE SUB II, LLC,
its general partner
		By:	/s/ Helen Tayton-Martin
By:	/s/ George Johnstone	Name:	Helen Tayton-Martin
Name:	George Johnstone	Title:	President and Company Secretary
Title:	EVP	Date:	4 June 2015
Date:	6-9-15

TERMS AND CONDITIONS TO LEASE

1.              Premises. Landlord leases to Tenant, and Tenant leases from Landlord, the Premises upon the terms and subject to the conditions of this Lease. Except for the Tenant Improvements (if any), Tenant accepts the Premises in their “AS IS”, “WHERE IS” condition.

2.              Term. The term of this Lease (“Term”) commences on the Commencement Date and expires on the Expiration Date, unless earlier terminated by the terms of this Lease. The terms and conditions of this Lease are binding on the parties upon full execution and delivery of this Lease. By a Confirmation of Lease Term prepared on Landlord’s standard form therefor (the “COLT”), Landlord shall notify Tenant of the Commencement Date and all other matters stated therein. The COLT shall be conclusive and binding on Tenant as to all matters set forth therein (but shall in no event alter the terms of this Lease), unless within 30 days following delivery of the COLT to Tenant, Tenant contests any of the matters contained therein by notifying Landlord in writing of Tenant’s objections.

3.              Rent; Security Deposit; Late Fee.

(a)         Tenant must pay to Landlord during the Term, without notice, demand, setoff, deduction, or counterclaim (except as expressly set forth herein), the Gross Rent in the amounts set forth above. The Monthly Installment of Gross Rent is payable to Landlord in advance on or before the first day of each month of the Term from and after the Fixed Rent Start Date. All Additional Rent is payable to Landlord within 30 days after receipt of an invoice therefor, without setoff, deduction or counterclaim (except as expressly set forth herein). “Rent” means Gross Rent together with all other amounts due under this Lease. All Rent payments must include the Building number and the Lease number, which will be provided by Landlord. At Tenant’s election, Rent payments may be sent by electronic funds transfer as follows: (i) ACH debit of funds, provided Tenant shall first complete Landlord’s then-current forms authorizing Landlord to automatically debit Tenant’s bank account; or (ii) ACH credit of immediately available funds to an account designated by Landlord. “ACH” means Automated Clearing House network or similar system designated by Landlord.

(b)         Together with Tenant’s delivery of a signed copy of this Lease, Tenant must pay to Landlord the Security Deposit. No interest will be paid to Tenant on the Security Deposit, and Landlord may commingle the Security Deposit with other funds of Landlord. Landlord may use the whole or any part of the Security Deposit to cure an Event of Default. If a portion of the Security Deposit is used by Landlord, Tenant must pay to Landlord within 10 days after receipt of notice an amount sufficient to restore the Security Deposit to its original amount. Landlord will return the balance of the Security Deposit to Tenant within 1 month after the later of the Expiration Date, Tenant’s surrender of possession of the Premises to Landlord in the condition required under this Lease, and Tenant’s payment of all outstanding Rent.

(c)          If Landlord does not receive the full payment of any Rent when due, Tenant must pay to Landlord a late fee in the amount of 5% of such overdue amount. The foregoing late fee, however, shall not apply to the first late payment in any 12 month period, so long as Tenant cures the payment default within five (5) days following Landlord’s written notice.  If any Rent payment is returned for insufficient funds, Tenant must pay a fee of $30.00 per returned payment.

4.              Utilities; Services. Landlord will provide the following to the Premises (at all times during the Term, unless otherwise noted below): (i) HVAC service during standard business hours for the Building; (ii) electricity for lighting and standard office equipment; (iii) water, sewer, and, to the extent applicable to the Building, gas, oil, or steam service; (iv) cleaning services in accordance with the specifications set forth on Exhibit B; (v) replacement of Building-standard lights, ballasts, tubes, ceiling tiles, outlets and similar equipment; and (vi) garage elevator service and passenger elevator service to the Premises (together with freight elevator service). Tenant, at Tenant’s expense, must make arrangements with the applicable utility companies and public bodies to provide, in Tenant’s name, telephone, cable, and any other utility service not provided by Landlord. Tenant may not overload the utility capacity serving the Premises.  For purposes hereof, the standard business hours for the Building are 8:00 a.m. to 6:00 p.m., Monday through Friday and 9:00 a.m. to 2:00 p.m. Saturday, except New Year’s Day, President’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day (on the days such holidays are generally observed).  Upon request by Tenant, Landlord shall also provide HVAC service to the Premises outside of standard business hours, provided, however, that Tenant shall pay Landlord’s standard after-hours charge in connection therewith.  As of the date hereof, the after-hours HVAC charge is $99.00 per hour. Notwithstanding the provisions set forth in this Section 4 of this Lease, HVAC service to the Premises on Saturdays shall be provided only upon Tenant’s prior written request to Landlord.  If any utility service shall be interrupted for a period in excess of five (5) business days due to Landlord’s negligence and Tenant is prevented from making reasonable use of the Premises as a result thereof, then all Rent payable hereunder shall abate from the expiration of such five (5) business day period until such service is restored.

5.              Use; Parking; Signs. Tenant may use the Premises for general office use (non-medical) and for no other purpose (“Permitted Use”). Tenant may use no more than its pro rata share of the parking spaces in the general parking area for the Building, which pro rata share shall include the right to use 5 unreserved parking spaces on Level P-2 of the Building’s parking garage at a rate of $365, per space, per month (“Rate”), provided Tenant notifies Landlord of the number of spaces it wishes to use within 30 days of the Commencement Date. The Rate is subject to change (provided, however, that the Rate shall not exceed the standard rate charged by Landlord to Building occupants for such spaces). Tenant’s use of the Premises is subject to all applicable laws and to all reasonable requirements of the insurers of the Building. Landlord will provide Tenant with Building-standard identification signage on all Building lobby directories and at the main entrance to the Premises. Tenant may not place any signs at the Premises that are visible from outside of the Premises.

6.              Transfer. Tenant may not (nor its legal representative or successors-in-interest by operation of law or otherwise) assign, transfer, mortgage, or sublet the Premises (“Transfer”), without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole discretion. Any Transfer without Landlord’s prior written consent constitutes an Event of Default and, at Landlord’s option, is void and/or terminates this Lease. A Transfer includes any assignment by operation of law, and any merger, consolidation, or asset sale involving Tenant, any direct or indirect transfer of control of Tenant, and any transfer of a majority of the ownership interests in Tenant.  Notwithstanding the foregoing, Tenant shall have the right to assign its interest under this Lease or sublease all or any portion of the Premises to (a) any corporation, limited liability company, partnership or other person or entity that controls, is controlled by, or is under common control with Tenant, or (b) any successor to Tenant by purchase, merger, consolidation or reorganization (provided that such successor shall own all or substantially all of the assets of Tenant) (each, a “Permitted Transferee”).

7.              Maintenance.

(a)         Landlord must make all necessary repairs at its expense to: (i) the footings and foundations and the structural elements of the Building; (ii) the roof of the Building; (iii) the HVAC (excluding any supplemental HVAC serving the Premises), plumbing, elevators (if any), electric, fire protection and fire alert systems within the Building;

(iv) the Building exterior; and (v) the common areas. Any repairs to the Building made necessary by the negligent or willful act or omission of Tenant or any employee, agent, subtenant, contractor, or invitee of Tenant will be made at Tenant’s expense, subject to the waivers set forth in Section 9(b).

(b)         Except as otherwise set forth in Section 7(a) above, Tenant must maintain the Premises in good order and condition at its expense, including promptly making all necessary repairs and replacements to the Premises (including any supplemental HVAC serving the Premises). To the extent that the interior of the Premises is visible from the common areas, Landlord shall have the right to require Tenant to screen the interior from the common areas, such as by adding frosting to glass, as determined by Landlord. In the event of an emergency, such as a burst waterline or act of God, Landlord has the right to make repairs for which Tenant is responsible hereunder (at Tenant’s cost) without giving Tenant prior notice, but in such case Landlord will provide notice to Tenant as soon as practicable thereafter, and take commercially reasonable steps to minimize the costs incurred.

8.              Insurance.

(a)         Tenant, at Tenant’s expense, must maintain during the Term: (i) commercial general liability insurance, with combined single limits of $2,000,000 on account of bodily injury to or death of one or more persons as the result of any one accident or disaster and on account of damage to property, and (ii) a policy of “special form” property insurance on Tenant’s trade fixtures, equipment, and personal property (collectively, “Tenant’s Property”) for full replacement value and with coinsurance waived. Tenant will neither have, nor make, any claim against Landlord for any loss or damage to Tenant’s Property, regardless of the cause of the loss or damage, unless such loss or damage is due to Landlord’s gross negligence or willful misconduct.  Tenant must require its movers to deliver to Landlord a certificate of insurance naming Landlord as an additional insured. All liability insurance required hereunder must name Tenant as insured, and Landlord, Landlord’s property manager, and Brandywine Realty Trust as additional insureds, and, if requested in writing by Landlord, name as an additional insured any mortgagee or holder of any mortgage upon the Building. Prior to the Commencement Date, Tenant must provide Landlord with certificates that evidence that all insurance coverages required under this Lease are in place. Tenant must furnish to Landlord throughout the Term replacement certificates at least 30 days prior to the expiration dates of the then-current policy. All insurance required under this Lease must be issued by an insurance company that is authorized to do business in the state in which the Building is located, and has a financial rating of at least an A-VIII as rated in the most recent edition of Best’s Insurance Reports. The insurance limits stated above will not limit Tenant’s liability. Any deductible under Tenant’s insurance policy in excess of $25,000 must be approved by Landlord in writing.

(b)         Landlord and Tenant must each procure an appropriate clause to any property insurance covering the Building and Tenant’s personal property, fixtures, and equipment, wherein the insurer waives subrogation and consents to a waiver of right of recovery pursuant to this Section. Landlord and Tenant hereby waive, and agree not to make, any claim against, or seek to recover from, the other for any loss or damage to its property or the property of others resulting from conditions to the extent of proceeds received after application of any commercially reasonable deductible (or would have been received if the party had maintained the insurance it was required to carry under this Lease) from the property insurance that was required to be carried by that party.

9.              Indemnification.

(a) Subject to Section 9(b), Tenant must defend, indemnify, and hold harmless Landlord, Landlord’s property manager, and Brandywine Realty Trust and each of Landlord’s directors, officers, members, partners, trustees, employees, and agents (collectively, “Landlord Indemnitees”) from and against any and all claims, actions, damages, liabilities, and expenses to the extent arising from: (i) Tenant’s breach of this Lease, and (ii) any negligence or willful act of Tenant or any of Tenant’s employees, agents, invitees, subtenants, or contractors. If Tenant fails to promptly defend a Landlord Indemnitee following written demand by the Landlord Indemnitee, the Landlord Indemnitee must defend the same at Tenant’s expense, by retaining or employing counsel reasonably satisfactory to the Landlord Indemnitee. The provisions of this Section will survive the Expiration Date.

(b) Landlord shall defend, indemnify, and hold harmless Tenant, Tenant’s affiliates and each of their respective directors, officers, members, partners, trustees, employees, and agents (collectively, “Tenant Indemnitees”) from and against any and all claims, actions, damages, liabilities, and expenses to the extent arising from: (i) Landlord’s breach of this Lease; and (ii) any gross negligence or willful misconduct of Landlord or any of Landlord’s employees, agents, invitees, subtenants, or contractors. If Landlord fails to promptly defend a Tenant Indemnitee (with counsel reasonably satisfactory to Tenant) following written demand by the Tenant Indemnitee, the Tenant Indemnitee may defend the same at Landlord’s reasonable expense, by retaining or employing counsel reasonably satisfactory to the Tenant Indemnitee. The provisions of this Section will survive the Expiration Date.

10.       Casualty. If any casualty occurs to the Building (other than to the Premises) and: (i) insurance proceeds are unavailable to Landlord or are insufficient to restore the Building to substantially its pre-casualty condition; or (ii) more than 30% of the square feet of the Building is damaged, Landlord may terminate this Lease by sending written notice of such termination to Tenant within 60 days after the casualty. If any casualty occurs to the Premises and: (i) in Landlord’s reasonable judgment, the repair and restoration work would require more than 150 consecutive days to complete after the casualty (assuming normal work crews not engaged in overtime); or (ii) the casualty occurs during the last 9 months of the Term, either Landlord or Tenant may terminate this Lease by sending written notice of such termination to the other party within 60 days after the date of the casualty. The termination notice must specify a termination date not fewer than 30 nor more than 90 days after such notice is given to the other party. If neither party terminates this Lease, then Tenant’s obligation to pay Gross Rent will be equitably adjusted or abated during the period (if any) during which Tenant is not reasonably able to use all or a portion of the Premises as a result of such casualty.

11.       Condemnation. If a taking renders the Building reasonably and materially unsuitable for the Permitted Use, either Landlord or Tenant may terminate this Lease as of the date title to condemned real estate vests in the condemnor by written notice to the other. If this Lease is not terminated after a condemnation, then Gross Rent will be equitably reduced in proportion to the area of the Premises that has been taken for the balance of the Term. Tenant may make a claim against the condemnor for moving expenses to the extent that such claim does not reduce the sums otherwise payable by the condemnor to Landlord.

12.                               Subordination; Estoppel Certificate. This Lease is subordinate to the lien of any deeds of trust or mortgages now or hereafter placed upon the Building or any portion thereof (a “Mortgage”) without the necessity of any further instrument or act on the part of Tenant to effectuate such subordination. Tenant must execute and deliver to Landlord within 10 business days after written demand such further instrument evidencing such subordination and agreement to attorn as may be reasonably required by any Mortgagee. Upon written request, Landlord shall use commercially reasonable efforts to obtain a subordination, non-disturbance and attornment agreement (an “SNDA”) with respect to this Lease from the holder of any Mortgage. Such SNDA to be on the standard form supplied by such holder, at no cost to Landlord. Tenant shall pay to Landlord for Landlord’s administrative and/or professional costs in connection with seeking such SNDA all of Landlord’s costs in reviewing and taking the proposed action, at a cost of no less than $1,500.  If Landlord is or is alleged to be in default of any of its obligations owing to Tenant under this Lease, Tenant must give notice thereof to the holder (“Mortgagee”) of any Mortgage that Tenant has been given written notice. Tenant may not exercise any right or remedy because of any default by Landlord without having given such notice to the Mortgagee, and if Landlord fails to cure such default, the Mortgagee may cure such default within 45 days after Mortgagee’s receipt of Tenant’s default notice. Any Mortgagee may at any time subordinate its mortgage to this Lease, without Tenant’s consent, by written notice to Tenant, in which case this Lease is deemed prior to such Mortgage without regard to their respective dates of execution and delivery, and the Mortgagee has the same rights with respect to this Lease as though it had been executed prior to the execution and delivery of the Mortgage. Tenant must, within 10 business days after Landlord’s written request from time to time, execute and deliver to Landlord an estoppel certificate certifying to all reasonably requested information pertaining to this Lease.

13.       Default.

(a)         An “Event of Default” is deemed to exist if: (i) Tenant fails to pay any Rent when due and such failure continues for more than 10 days after Landlord has given Tenant written notice of such failure; provided, however, Landlord has no obligation to give Tenant more than 2 such notices in any 12-month period, after which it is deemed an Event of Default if Tenant fails to pay any Rent when due, regardless of Tenant’s receipt of notice of such non-payment; or (ii) Tenant fails to observe or perform any of Tenant’s other agreements or obligations under this Lease and such failure continues for more than 30 days after Landlord gives Tenant written notice of such failure, or the expiration of such additional time period as is reasonably necessary to cure such failure (not to exceed 60 days), provided Tenant immediately commences and thereafter proceeds with all due diligence and in good faith to cure such failure.

(b)         Upon the occurrence of an Event of Default, at Landlord’s sole option Landlord may elect to do any one or more of the following:

(i)             Enter and repossess the Premises, by breaking open locked doors if necessary, and remove all persons and all or any property, by action at law or otherwise, without being liable for prosecution or damages, and/or make alterations and repairs in order to relet all or any part(s) of the Premises for Tenant’s account. Tenant must pay to Landlord on demand any deficiency (taking into account all costs incurred by Landlord) that may arise by reason of such reletting. In the event of reletting without termination of this Lease, Landlord may at any time thereafter elect to terminate this Lease for such previous breach;

(ii)          Accelerate the whole or any part of the Rent for the balance of the Term and declare the same to be immediately due and payable; and

(iii)       Terminate this Lease and the Term without any right on the part of Tenant to save the forfeiture by payment of any sum due or by other performance of any condition, term, or covenant broken.

(c)          Landlord may cure any default on behalf of Tenant, and Tenant will reimburse Landlord upon demand for any sums paid or costs reasonably incurred by Landlord in curing such default plus an administrative fee equal to 5% of such costs. Any amount of Rent that is not paid when due will bear interest at the rate of 1% per month until paid in full.

(d)         Upon the occurrence of an Event of Default, Tenant is liable to Landlord for: (i) all accrued and unpaid installments of Rent; (ii) all costs and expenses incurred by Landlord in recovering possession of the Premises, including legal fees, and removal and storage of Tenant’s property; (iii) the costs and expenses of restoring the Premises to the condition in which the same were to have been surrendered by Tenant as of the Expiration Date; (iv) all legal fees and court costs reasonably incurred by Landlord in connection with the Event of Default; and (v) the unamortized portion of brokerage commissions and consulting fees incurred by Landlord, calculated on a straight-line basis, and concessions including free rent given by Landlord, in connection with this Lease.

(e)          Neither any delay or forbearance by Landlord in exercising any right or remedy hereunder nor Landlord’s undertaking or performing any act that Landlord is not expressly required to undertake under this Lease may be construed to be a waiver of Landlord’s rights or to represent any agreement by Landlord to thereafter undertake or perform such act. The rights granted to Landlord in this Section are cumulative of every other right or remedy provided in this Lease or which Landlord may otherwise have at law or in equity or by statute, and the exercise of one or more rights or remedies may not prejudice or impair the concurrent or subsequent exercise of other rights or remedies or constitute a forfeiture or waiver of Rent or damages accruing to Landlord by reason of any Event of Default under this Lease. Landlord may accept payment without prejudice to Landlord’s right to recover the balance or pursue any other right or remedy provided for in this Lease, at law, or in equity.

14.       Surrender. No later than the Expiration Date or earlier termination of Tenant’s right to possession of the Premises (“Surrender Date”), Tenant must vacate and surrender the Premises to Landlord in good order and condition, vacant, broom clean, and in conformity with the applicable provisions of this Lease. Tenant has no right to hold over beyond the Surrender Date, and if Tenant does not vacate as required such failure is deemed an Event of Default and Tenant’s occupancy will not be construed to effect or constitute anything other than a tenancy at sufferance. During any period of occupancy beyond the Surrender Date, the amount of monthly Rent owed by Tenant to Landlord shall be for an additional month at one hundred-fifty percent (150%) of the sum of the Rent as those sums are at that time calculated under the provisions of the Lease for the first five (5) months of such period and upon the sixth month of occupancy beyond the Surrender Date at two hundred percent (200%) of the sum of Rent as those sums are at that time calculated under the provision of the Lease, without prorating for any partial month of holdover. The provisions of this Section will not constitute a waiver by Landlord of any right of reentry as set forth in this Lease, nor will receipt of any Rent or any other act in apparent affirmance of the tenancy operate as a waiver of Landlord’s right to terminate this Lease. If Tenant fails to vacate and surrender the Premises as and when required, Tenant must indemnify, defend, and hold harmless Landlord from all costs, losses, expenses, or liabilities incurred as a result of such failure. Prior to the Expiration Date or sooner termination of Tenant’s right to possession of the Premises, at Tenant’s expense Tenant must remove from the Premises Tenant’s Property (it being understood that Tenant shall not be required to remove any wiring or cabling installed by Tenant, to the extent the same is in good working order), and restore in a good and workmanlike manner any damage to the Premises and/or the Building caused by such removal or replace the damaged component of the Premises and/or the Building if such component cannot be restored as reasonably determined by Landlord. Tenant’s obligation to pay Rent and to perform all other Lease obligations for the period through the Surrender Date and the terms of this Section survive the Expiration Date.

15.       Compliance with Laws. Tenant must at all times comply with all applicable laws, including without limitation compliance with Title III of the Americans with Disabilities Act of 1990, 42 U.S.C. §12181 et seq. and its regulations (to the extent such compliance is required by reason of Tenant’s particular use or alteration of the Premises) and all environmental laws and regulations, and obtain all necessary licenses and permits for its business and operations in the Premises. Tenant must pay all personal property taxes, income taxes, and other taxes, assessments, and similar charges that are or may be assessed, levied, or imposed upon Tenant. Tenant must pay to Landlord all sales, use, transaction privilege, gross receipts, or other excise tax that may at any time be levied or imposed upon, or measured by, any amount payable by Tenant under this Lease. If the requirement of any public authority obligates either Landlord or Tenant to expend money in order to bring the Premises and/or any area of the Building into compliance with laws as a result of: (i) Tenant’s particular use or alteration of the Premises; (ii) Tenant’s change in the use of the Premises; (iii) the manner of conduct of Tenant’s business or operation of its installations, equipment, or other property therein; (iv) any cause or condition created by or at the instance of Tenant, other than by Landlord’s performance of any work for or on behalf of Tenant; or (v) breach of any of Tenant’s obligations hereunder, then Tenant must bear all costs of bringing the Premises and/or Building into compliance with laws. Except as set forth above, during the Term Landlord must comply with all applicable laws regarding the Building, including without limitation compliance with Title III of the Americans with Disabilities Act of 1990, 42 U.S.C. §12181 et seq. and its regulations as to the design and construction of the common areas. This Section survives the Expiration Date.

16.       Notices. Whenever notice must be given or served by either party to this Lease, such notice will be duly given or served if in writing and either: (i) personally served; (ii) delivered by prepaid nationally recognized courier service with evidence of receipt required; or (iii) forwarded by registered or certified mail, return receipt requested, postage prepaid; in all such cases addressed to the applicable Notice Address. Each party has the right to change its address for notices by a writing sent to the other party in accordance with this Section. However, communications related to ordinary business operations may be emailed or mailed to Tenant’s billing contact.

17.       Brokers. Landlord and Tenant each represents and warrants to the other that it has had no dealings, negotiations, or consultations with respect to the Premises or this transaction with any broker or finder other than a Landlord affiliate and Broker. Each party must indemnify, defend, and hold harmless the other from and against all liability, cost, and expense, arising from any misrepresentation or breach of warranty under this Section. Landlord will pay Landlord’s affiliate and Broker a commission in connection with this Lease pursuant to the terms of a separate agreement. This Section survives the Expiration Date.

18.       Landlord’s Liability. Landlord’s obligations under this Lease are binding upon Landlord only for the period of time that Landlord is in ownership of the Building, and upon termination of that ownership, Tenant may, except as to any obligations that are then due and owing, look solely to Landlord’s successor-in-interest in ownership of the Building for the satisfaction of each and every obligation of Landlord under this Lease. Upon request and without charge, Tenant must attorn to any successor to Landlord’s interest in this Lease and, at the option of any mortgagee, to such mortgagees. Landlord will have no personal liability under any of the terms, conditions or covenants of this Lease, and Tenant shall look solely to the equity of Landlord in the Building and/or the proceeds therefrom for the satisfaction of any claim, remedy, or cause of action of any kind whatsoever arising from the relationship between the parties or any rights and obligations they may have relating to the Building, this Lease, or anything related to either.

19.       Intentionally Omitted.

20.       General Provisions.

(a)         Subject to Section 6, the respective rights and obligations provided in this Lease bind and inure to the benefit of the parties hereto, their successors and assigns. If more than one person or entity executes this Lease as Tenant, each is jointly and severally liable under this Lease.

(b)         This Lease will be governed in accordance with the laws of the state where the Building is located, without regard to choice of law principles. Landlord and Tenant each consent to the exclusive jurisdiction of the state and federal courts located in the jurisdiction in which the Building is located. In connection with any claim arising out of this Lease, Landlord or Tenant, whichever is the prevailing party, is entitled to recover from the other party all reasonable costs and expenses incurred by the prevailing party.

(c)          This Lease, which incorporates all exhibits, and supersedes all prior discussions, proposals, negotiations, and discussions between the parties, contains all of the agreements, conditions, understandings, representations, and warranties made between the parties with respect to the Premises, and may not be modified orally or in any manner other than by an agreement in writing signed by Landlord and Tenant.

(d)         TIME IS OF THE ESSENCE UNDER ALL PROVISIONS OF THIS LEASE.

(e)          Except for the payment of Rent, each party is excused for the period of any delay and will not be deemed in default with respect to the performance of any of its obligations when prevented from so doing by a cause beyond such party’s reasonable control (“Force Majeure Event”).

(f)           Tenant shall not cut or drill into or secure any fixture, apparatus, or equipment, or make alterations, improvements, or physical additions of any kind to any part of the Premises without first obtaining the written consent of Landlord (such consent not to be unreasonably withheld, conditioned or delayed). All alterations shall be completed in compliance with all applicable laws and Landlord’s reasonable rules and regulations for construction, and sustainable guidelines and procedures. Tenant shall be solely responsible for the installation and maintenance of its data, telecommunication, and security systems, cabling, and wiring at the Premises, which shall be done in compliance with all applicable laws and Landlord’s reasonable rules and regulations.

(g)          Intentionally Omitted.

(h)         Tenant represents and warrants that: (i) Tenant was duly organized and is validly existing and in good standing under the laws of the jurisdiction set forth for Tenant in the first sentence of this Lease; (ii) Tenant is legally authorized to do business in the state where the Building is located; and (iii) the person(s) executing this Lease on behalf of Tenant is(are) duly authorized to do so.

(i)             Landlord and Tenant each represents and warrants that it is not a party with whom the other is prohibited from doing business pursuant to the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury, including those parties named on OFAC’s Specially Designated Nationals and Blocked Persons List. Each is currently in compliance with, and must at all times during the Term remain in compliance with, the regulations of OFAC and any other governmental requirement relating thereto.

(j)            Tenant, Broker, and any other party acting on Tenant’s behalf may not issue any press release regarding this Lease (unless otherwise permitted by Landlord in writing). Tenant has no right to record this Lease or a memorandum or notice of this Lease.

(k)         This Lease may be executed in any number of counterparts, each of which when taken together is deemed to be one and the same instrument. The parties acknowledge and agree that notwithstanding any law or presumption to the contrary, the exchange of copies of this Lease and signature pages by electronic transmission constitutes effective execution and delivery of this Lease for all purposes, and signatures of the parties hereto transmitted and/or produced electronically will be deemed to be their original signature for all purposes.

(a)         Landlord and persons authorized by Landlord may enter the

Premises at all reasonable times upon reasonable advance notice or, in the case of an emergency, at any time without notice; provided, however, that Landlord and such persons shall use commercially reasonable efforts to minimize any interference with Tenant’s business operations.

(l)             Tenant and its employees, agents, invitees, subtenants, and licensees must comply with the Building rules and regulations, as the same may be modified from time to time by Landlord. The current Building rules and regulations are attached hereto as Exhibit C.

(m)     TO THE EXTENT PERMITTED BY APPLICABLE LAW, LANDLORD AND TENANT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY EITHER AGAINST THE OTHER ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE.

EXHIBIT A

LOCATION PLAN OF PREMISES (NOT TO SCALE)

Two Commerce Square

2001 Market Street, Philadelphia, PA

17th Floor 29,773 sf

JFK BLVD
ELEVATOR LOBBY
ELEVATOR LOBBY
COURTYARD
20TH ST
MARKET ST

Brian Orr
215.656.4465
brian.orr@bdnreit.com

Dan Galbally
215.656.4466
dan.galbally@bdnreit.com

BrandywineRealtyTrust
www.brandywinerealty.com
BDN LISTED NYSE

EXHIBIT B

CLEANING SPECIFICATIONS

CLEANING SPECIFICATIONS	BrandywineRealtyTrust

	DAILY	WEEKLY	AS NEEDED
Office	• Empty trash and recycle • Spot clean carpet • Remove visible debris/litter from carpet • Spot clean desks and tables • Straighten chair — furniture • Turn off lights	• Dust desks (only if clear of personal effects) and tops of system furniture • Vacuum carpet • Clean telephones in common areas • Clean tables

•        Clean wastebaskets

•        Clean light fixtures and vents

•        Clean walls, switch plates and baseboards

•        Dust file cabinets, partitions and bookshelves

•        Clean chairs

•        Clean doors

•        Dust pictures and surfaces over 5’

•        Dust window sills, blinds, ledges and radiators

•        Spot clean side light glass

Restroom	• Sinks	• Dust lights	• Ceiling vents
	• Floors	• Dust surfaces over 5’	• Clean walls
	• Counters		• Clean partitions
• Trash receptacle
• Toilet/urinals
• Dispensers
• Door
• Spot clean walls
• Spot clean partitions

Floor Care	• Spot clean carpet	• Sweep kitchen floors	• Burnish polished surfaces
		• Wet mop kitchen floors	• Machine scrub restroom floors

These specifications are subject to change without notice. The cost for any cleaning over and above the standard cleaning specifications are to be paid by Tenant.

EXHIBIT C

RULES AND REGULATIONS

RULES AND REGULATIONS

Landlord reserves the right to rescind any of these rules and make such other and further rules and regulations as in the judgment of Landlord shall from time to time be needed for the safety, protection, care, and cleanliness of the Project, the operations thereof, the preservation of good order therein, and the protection and comfort of its tenants their agents, employees, and invitees, which rules when made and notice thereof given to Tenant shall be binding upon Tenant in a like manner as if originally prescribed. As used in these rules and regulations, capitalized terms shall have the respective meanings given to them in the Lease to which these rules and regulations are attached provided Tenant shall be responsible for compliance herewith by everyone under Tenant’s reasonable control, including without limitation its employees, invitees, agents, contractors, licensees, subtenants and assignees, and a violation of these rules and regulations by any of the foregoing is deemed a violation by Tenant.

1.                         Sidewalks, entrances, passages, elevators, vestibules, stairways, corridors, halls, lobby, and any other part of the Building shall not be obstructed or encumbered by Tenant or used for any purpose other than ingress or egress to and from the Premises. Landlord shall have the right to control and operate the common portions of the Building and exterior facilities furnished for common use of the Building’s tenants (such as the eating, smoking, and parking areas) in such a manner as Landlord deems appropriate.

2.                         No awnings or other projections may be attached to the outside walls of the Building without the prior written consent of Landlord. All drapes and window blinds shall be of a quality, type, design, and color, and attached in a manner approved in writing by Landlord.

3.                         No showcases, display cases, or other articles may be put in front of or affixed to any part of the exterior of the Building, or placed in hallways or vestibules without the prior written consent of Landlord. All stocking supplies shall be kept in designated storage areas. Tenant shall not use or permit the use of any portion of the Project for outdoor storage. No mats, trash, or other objects may be placed in the public corridors, hallways, stairs, or other common areas of the Building.

4.                         Restrooms and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no debris, rubbish, rags, or other substances may be thrown therein. Only standard toilet tissue may be flushed in commodes. All damage resulting from any misuse of these fixtures shall be the responsibility of the tenant who, or whose employees, agents, visitors, clients, or licensees, caused such damage. Bathing and changing of clothes is permitted only in designated shower/locker facilities, and is not permitted in restrooms.

5.                         Tenant shall not, without the prior written consent of Landlord, mark, paint, drill into, bore, cut, string wires, or in any way deface any part of the Premises or the Building except for the reasonable hanging of decorative or instructional materials on the walls of the Premises. Tenant shall remove seasonal decorations that are visible outside of the Premises within 30 days after the end of the applicable season.

6.                         Tenant shall not construct, install, maintain, use, or operate in any part of the Project any electrical device, wiring, or other apparatus in connection with a loud speaker system or other sound/communication system that may be heard outside the Premises.

7.                         No bicycles, mopeds, skateboards, scooters, or other vehicles may be brought into, used, or kept in or about the Building or in the common areas of the Project other than in locations specifically designated thereof. No animals or pets of any kind (other than a service animal performing a specified task), including without limitation fish, rodents, and birds, may be brought into, used, or kept in or about the Building. Rollerblading and roller skating is not permitted in the Building or in the common areas of the Project.

8.                         Tenant shall not cause or permit any unusual or objectionable odors to be produced upon or permeate from the Premises.

9.                         No space in the Project may be used for the manufacture of goods for sale in the ordinary course of business, or for sale at auction of merchandise, goods, or property of any kind.

Revised 2014| Brandywine Realty Trust

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10.                  Tenant shall not make any unseemly or disturbing noises, or disturb or interfere with the occupants of the Building or neighboring buildings or residences by voice, musical instrument, radio, talking machines, whistling, singing, lewd behavior, or in any other way. All passage through the Building’s hallways, elevators, and main lobby shall be conducted in a quiet, businesslike manner. Tenant shall not commit or suffer any waste upon the Premises, the Building, or the Project, or any nuisance, or do any other act or thing that may disturb the quiet enjoyment of any other tenant in the Building or Project.

11.                  Tenant shall not throw anything out of the doors, windows, or down corridors or stairs of the Building.

12.                  Tenant shall not place, install, or operate in the Premises or in any part of the Project, any engine, stove, machinery, or electrical equipment not directly related to its business, including without limitation space heaters, coffee cup warmers, and small refrigerators, conduct mechanical operations, cook thereon or therein, or place or use in or about the Premises or the Project any explosives, gasoline, kerosene oil, acids, caustics, canned heat, charcoal, or any other flammable, explosive or hazardous material, without the prior written consent of Landlord. Notwithstanding the foregoing, Tenant shall have the right to install and use a coffee machine, microwave oven, toaster, ice maker, refrigerator, and/or vending machine in compliance with all applicable Laws in a kitchen or break room designated as such by Landlord, provided Tenant shall use only stainless steel braided hoses. All supply waterlines shall be of copper (not plastic) tubing.

13.                  No smoking (including without limitation of cigarettes, cigars, and e-cigarettes) is permitted anywhere in the Premises, the Building, or the Project, including but not limited to restrooms, hallways, elevators, stairs, lobby, exit and entrance vestibules, sidewalks, and parking lot areas, provided smoking shall be permitted in any Landlord-designated exterior smoking area. All cigarette ashes and butts shall be deposited in the containers provided for such disposal, and shall not be disposed of on sidewalks, parking lot areas, or toilets.

14.                  Tenant shall not install any additional locks or bolts of any kind upon any door or window of the Building without the prior written consent of Landlord. Tenant shall, upon the termination of its tenancy, return to Landlord all keys for the Premises, either furnished to or otherwise procured by Tenant, and all security access cards to the Building.

15.                  Tenant shall keep all doors to hallways and corridors closed during Business Hours except as they may be used for ingress or egress.

16.                  Tenant shall not use the name of the Building, Project, Landlord, or Landlord’s agents or affiliates in any way in connection with its business except as the address thereof. Landlord shall also have the right to prohibit any advertising by Tenant that, in Landlord’s sole opinion, tends to impair the reputation of the Building or its desirability as a building for offices, and upon written notice from Landlord, Tenant shall refrain from or discontinue such advertising.

17.                  Tenant shall be responsible for all security access cards issued to it, and shall secure the return of all security cards from all employees terminating employment with them. Lost cards shall cost $35.00 per card to replace. No person/company other than Building tenants and/or their employees may have security access cards unless Landlord grants prior written approval.

18.                  All deliveries to the Building that involve the use of a hand cart, hand truck, or other heavy equipment or device shall be made via the freight elevator, if such freight elevator exists in the Building. Tenant shall be responsible to Landlord for any loss or damage resulting from any deliveries made by or for Tenant to the Building. Tenant shall procure and deliver to Landlord a certificate of insurance from its movers, which certificate shall name Landlord as an additional insured.

19.                  Landlord reserves the right to inspect all freight to be brought into the Building, and to exclude from the Building all freight or other material that violates any of these rules and regulations.

20.                  Tenant shall refer all contractors, contractor’s representatives, and installation technicians rendering any service on or to the Premises, to Landlord for Landlord’s approval and supervision before performance of

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any, contractual service or access to Building. This provision shall apply to all work performed in the Building including installation of telephones, telegraph equipment, electrical devices and attachments, and installations of any nature affecting floors, walls, woodwork, trim, windows, ceilings, equipment, or any other physical portion of the Building. Landlord reserves the right to require that all agents of contractors and vendors sign in and out of the Building.

21.                 If Tenant desires to introduce electrical, signaling, telegraphic, telephonic, protective alarm or other wires, apparatus or devices, Landlord shall direct where and how the same are to be placed, and except as so directed, no installation boring or cutting shall be permitted, without Landlord’s consent, not to be unreasonably withheld, conditioned, or delayed. Landlord shall have the right to prevent and to cut off the transmission of excessive or dangerous current of electricity or annoyances into or through the Building or the Premises and to require the changing of wiring connections or layout at Tenant’s expense, to the extent that Landlord may reasonably deem necessary, and further to require compliance with such reasonable and uniformly applied rules as Landlord may establish relating thereto, and in the event of non-compliance with the requirements or rules, Landlord shall have the right immediately to cut wiring or to do what it reasonably considers necessary to remove the danger, annoyance, or electrical interference with apparatus in any part of the Building. All wires installed by Tenant must be clearly tagged at the distributing boards and junction boxes and elsewhere where required by Landlord, with the suite number of the office to which such wires lead, and the purpose for which the wires respectively are used, together with the name of the concern, if any, operating such wires.

22.                 Landlord reserves the right to exclude from the Building at all times any person who is not known or does not property identify himself or herself to Landlord’s management or security personnel.

23.                 Landlord may require, at its sole option, all persons entering the Building outside of Business Hours to register at the time they enter and at the time they leave the Building.

24.                 No space within the Building, or in the common areas such as the parking lot, may be used at any time for the purpose of lodging, sleeping, or for any immoral or illegal purposes.

25.                 Tenant shall not use the hallways, stairs, lobby, or other common areas of the Building as lounging areas during breaks or during lunch periods.

26.                 No canvassing, soliciting, or peddling is permitted in the Building or its common areas.

27.                 Tenant shall comply with all Laws regarding the collection, sorting, separation, and recycling of garbage, trash, rubbish and other refuse, and Landlord’s recycling policy for the Building.

28.                 Landlord does not maintain suite finishes that are non-standard, such as kitchens, bathrooms, wallpaper, special lights, etc. However, should the need arise for repair of items not maintained by Landlord, Landlord at its sole option, may arrange for the work to be done at tenant’s expense.

29.                 Tenant shall clean at least once a year, at its expense, drapes in the Premises that are visible from the exterior of the Building.

30.                 No pictures, signage, advertising, decals, banners, etc. may be placed in or on windows in such a manner as they are visible from the exterior, without the prior written consent of Landlord.

31.                 Tenant is prohibited at all times from eating or drinking in hallways, elevators, restrooms, lobbies, or lobby vestibules outside of the Premises. Food storage shall be limited to a Landlord-approved kitchen or break room.

32.                 Tenant shall be responsible to Landlord for any acts of vandalism performed in the Building by its employees, invitees, agents, contractors, licensees, subtenants, and assignees.

33.                 Tenant shall not permit the visit to the Premises of persons in such numbers or under such conditions as to

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interfere with the use and enjoyment by other tenants of the entrances, hallways, elevators, lobby, exterior common areas, or other public portions or facilities of the Building.

34.                 Landlord’s employees shall not perform any work or do anything outside of their regular duties unless under special instructions from Landlord. Requests for such requirements shall be submitted in writing to Landlord.

35.                 Tenant is prohibited from interfering in any manner with the installation and/or maintenance of the heating, air conditioning and ventilation facilities and equipment at the Project.

36.                 Landlord shall not be responsible for lost or stolen personal property, equipment, money, or jewelry regardless of whether such loss occurs when an area is locked against entry or not.

37.                 Landlord shall not permit entrance to the Premises by use of pass key controlled by Landlord, to any person at any time without written permission of Tenant, except employees, contractors or service personnel supervised or employed by Landlord.

38.                 Tenant shall observe and comply with the driving and parking signs and markers on the Project grounds and surrounding areas. Tenant shall comply with all reasonable and uniformly applied parking regulations promulgated by Landlord from time to time for the orderly use of vehicle parking areas. Parked vehicles shall not be used for vending or any other business or other activity while parked in the parking areas. Vehicles shall be parked only in striped parking spaces, except for loading and unloading, which shall occur solely in zones marked for such purpose, and be so conducted as to not unreasonably interfere with traffic flow or with loading and unloading areas of other tenants. Tractor trailers shall be parked in areas designated for tractor trailer parking. Employee and tenant vehicles shall not be parked in spaces marked for visitor parking or other specific use. All vehicles entering or parking in the parking areas shall do so at owner’s sole risk and Landlord assumes no responsibility for any damage, destruction, vandalism, or theft. Tenant shall cooperate with Landlord in any reasonable and uniformly applied measures implemented by Landlord to control abuse of the parking areas, including without limitation access control programs, tenant and guest vehicle identification programs, and validated parking programs, provided no such validated parking program shall result in Tenant being charged for spaces to which it has a right to free use under the Lease. Each vehicle owner shall promptly respond to any sounding vehicle alarm or horn, and failure to do so may result in temporary or permanent exclusion of such vehicle from the parking areas. Any vehicle that violates the parking regulations may be cited, towed at the expense of the owner, temporarily or permanently excluded from the parking areas, or subject to other lawful consequence.

39.                 Tenant shall not enter other separate tenants’ hallways, restrooms, or premises except with prior written approval from Landlord’s management.

40.                 Tenant shall not place weights anywhere beyond the load-per-square-foot carrying capacity of the Building.

41.                 Tenant shall comply with all laws, regulations, or other governmental requirements with respect to energy savings, not permit any waste of any utility services provided Landlord, and cooperate with Landlord fully to ensure the most effective and efficient operation of the Building.

42.                 The finishes, including floor and wall coverings, and the furnishings and fixtures in any areas of the Premises that are visible from the common areas of the Building are subject to Landlord’s approval in its sole discretion. Selections for these areas shall be pre-approved in writing by Landlord.

43.                 Power strips and extension cords shall not be combined (also known as daisy chaining).

44.                 Candles and open flames are prohibited in the Building.

45.                 Guns, firearms, and other dangerous weapons (concealed or otherwise) are not allowed at the Project, subject to applicable Law (if any) requiring Landlord to so permit at the Project.

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